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                                                                 Exhibit 10.15.1


                                   ADDENDUM TO
                    MANUFACTURING AND DISTRIBUTION AGREEMENT

         This Addendum to the Manufacturing and Distribution Agreement ("Agreement") between Rockford Corporation ("Rockford") and Path Group Inc. ("Path Group") dated June 11, 1998, which was effective on July 1, 1998. The effective date of this Addendum shall be 30th day of July, 1999, and shall continue in effect through the last day of the term of the Agreement.

         1. TRANSITION PERIOD. Rockford and Path Group shall cooperate in good faith to accomplish a transition of the operation of the accessory business from Path Group to Rockford or Rockford's designee commencing February 1, 2001 and ending on the termination date of the Agreement, July 31, 2001. Starting on February 1, 2001 and through the end of the term of the Agreement Path will notify Rockford of the quantities of product Path intends to purchase from its vendors and Rockford will have three working days to give written notice of disapproval of the quantities to Path Group. In exercising its right to approve quantities of product ordered by Path, Rockford undertakes not to interfere with Path's obligations to meet reasonable demand for the products as set forth in the Agreement. Beginning 60 days before the termination date, Path undertakes to cooperate with Rockford to facilitate a smooth hand-over of Path's Connecting Punch inventory ordering process including providing product and vendor details so that Rockford can prepare for direct ordering of Connecting Punch products for delivery after the termination date.

         2. RIGHT TO ACQUIRE COMPETING BUSINESS. Each party agrees to waive its right to prohibit the other party from acquiring and operating competing companies subject to the limitations set forth in Section 3 below. Rockford contends that the Agreement does not prohibit its acquisition of Lightning Audio as a wholly owned subsidiary, while Path Group contends that the acquisition of Lightning Audio by Rockford constitutes a breach of the Agreement. However, in the spirit of cooperation and compromise and without either party conceding the position of the other party, Path Group agrees that Rockford may acquire Lightning Audio as a wholly owned subsidiary without such acquisition being a breach of the Agreement or the Addendum.

         3. ROCKFORD'S RELATIONSHIP WITH LIGHTNING AUDIO. Through the end of the term of the Agreement, Rockford shall not allow Lightning Audio accessories to be sold by the same manufacturers' representatives or distributors who are selling Rockford Products, provided, however, that Rockford and Lightning Audio may continue to do business with manufacturers' representatives and distributors who, at the time of the acquisition of Lightning Audio by Rockford, are doing business with both entities. Rockford shall maintain entirely separate sales management groups for the Lightning Audio accessories and Rockford Products. Path Group acknowledges that Rockford may provide "back office" services, such as warehousing and order processing, to Lightning Audio under contract and without violation of the Agreement. Any sales of Lightning Audio accessories to Best Buy through the end of the term of the Agreement shall result in Rockford paying a (*) commission to Path Group on such sales but only in quarters when sales of Connecting Punch Accessories in any quarter are less than the forecast sales for that quarter as shown on the attached Exhibit 1. To the extent Rockford's sales of amps and speakers to Best Buy are reduced, so that a reduction in Connecting Punch sales to Best Buy are related to a general decline in sales rather than to cannibalisation by Lightning Audio sales, Path Group and Rockford will meet and negotiate in good faith an adjustment to the forecast sales shown on the attached Exhibit 1 to reflect the general decline in sales. The commission will be paid by the 14th day of the quarter following the quarter of sales. Rockford shall provide a quarterly sales report identifying the sales of each product sold by Lightning Audio to Best Buy.



(*) CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL MATERIAL HAS BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION.


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         4.       INCENTIVE PROGRAMS. Rockford shall not eliminate or reduce the level of incentives now in place for manufacturers' representatives, dealers, and distributors of Connecting Punch product in a manner that is different from any changes it makes to the level of incentives offered for other Rockford-Fosgate car audio products.

         5. MARKETING AND SALES STRATEGIES. Rockford shall not reduce its sales targets for the Connecting Punch line during the term of the Agreement except on a basis consistent with changes in sales target for other Rockford products.

         6. DISPOSITION OF INVENTORY AT TERMINATION OF AGREEMENT. With the exception of end of life items referenced in the Agreement and in this Addendum, Rockford shall purchase all of Path Group's current inventory that is on hand on July 31, 2001, or any earlier termination date, up to a 180 day supply of Rockford accessory inventory items. For the purposes of determining 180 days of inventory supply, the valuation will not be determined by line of product but shall be determined by total dollar value up to an amount equal to one half of the cost of gross sales made in the previous twelve month period. Rockford shall not have any obligation to purchase inventory ordered after February 1, 2001, without its approval under section 1.

         7. PAYMENT FOR INVENTORY BY ROCKFORD. Rockford shall pay Path Group the landed cost for Path Group's inventory repurchased under section 6 at the end of the term of the agreement or at any earlier termination date, excluding end of life items. Landed costs shall be defined as cost of product from the vendor plus shipping charges, duty and any other reasonable handling charges. Landed costs exclude amounts payable to Path Group affiliates in excess of the amounts that an unaffiliated third party would charge for the same services. The term "Inventory" shall include items stored in Path and Rockford's warehouse facilities by Path Group. Payment in full shall be made within 7 days of the termination date.

         8. OTHER INVENTORY. Rockford shall assist Path Group in good faith to sell inventory that it does not purchase under paragraph 7 including any end of life items. For current end of life items, Rockford shall assist to make sales between the date of this Addendum and the end of the term of the Agreement. In addition to purchasing current inventory on hand, Rockford shall also purchase all goods ordered by Path from suppliers that are in transit or are otherwise non-cancelable commitments at the valuation method and on the terms set out in section 7. Rockford shall not have any obligations to purchase inventory ordered after February 1, 2001, unless Rockford had approved the purchase of such inventory under section 1.

         9. CAPACITORS. Path Group has previously purchased stiffening capacitors from Lightning Audio and has re-sold them to Rockford. Path Group consents to Rockford's purchase of stiffening capacitors directly from Lightning Audio and resale under the "Connecting Punch" name. In consideration of this consent:

                  (A) Rockford shall pay Path Group a (*) commission on Rockford's sales of stiffening capacitors and Capacitor Kits purchased from Lightning Audio. This commission will be computed and paid based on Rockford's net invoice sales of such capacitors to Best Buy and International Distributors. With all other customers, including US Domestic dealers, the commission will computed and based upon the US Dealer Price Sheet through the termination of the Agreement. The commission will be paid by the 14th of the month following the month of sale. Rockford shall provide a monthly sales report identifying the sales of capacitors and capacitor kits.

                  (B) All components required to assemble capacitor kits (excluding capacitors) will continue to be supplied to Rockford by Path Group.


(*) CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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                  (C)      Rockford will purchase Path Group's current inventory
                           of the capacitors and Capacitor Kits as of the date of this Addendum at landed costs. Current inventory is inventory on Rockford's current price sheets at the time of the purchase and includes all inventory on hand and in transit or ordered and non-cancelable from Path's vendors.
                           Payment in full shall be made within 7 days.

         10. DELETING PRODUCTS FROM PRICE LIST. Mutual agreement of the Parties shall be required before products are deleted from the price list.

         11. ADDING PRODUCTS TO PRICE LIST. In accordance with its obligations under the current Agreement, Path Group will consult with Rockford and secure Rockford's approval before adding new product to the price list which Path Group determines will enhance the Connecting Punch line. Rockford will not unreasonably withhold its approval of new product proposed by Path. Any new Products added after the date of this Addendum will be exclusive under the terms of the Agreement.

         12. CONSOLIDATION OF SHIPMENTS. Rockford shall not consolidate shipments of any Lightning Audio accessories with any Rockford-Fosgate, Punch, or Connecting Punch branded product.

         13. INJUNCTIVE RELIEF. Either party shall be entitled to sue for damages and/or to seek injunctive relief as a remedy for an uncured breach of this Addendum by the other party.

         14. CONTINUATION OF AGREEMENT. Except as amended in this Addendum, the Agreement continues in full force and effect and both parties retain their rights and obligations under the Agreement.

         15. COVENANT OF GOOD FAITH AND FAIR DEALING. The parties agree to go forward with their performance of the Agreement and this Addendum in good faith and agree to deal fairly with the other Party so that each Party receives the benefits of their bargain under these agreements.

                                            ROCKFORD CORPORATION



                                            By       /s/  W. Gary Suttle
                                                -------------------------------
                                                     Its      President and CEO
                                                          ---------------------

                                            PATH GROUP INC.



                                            By
                                                -------------------------------
                                                     Its
                                                          ---------------------